EXHIBIT 99.1

350 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE	CONTACT:	Tracy Bagatelle-Black Bagatelle-Black Public Relations 661/263-1842 tracy@bagatelleblack.com

VIRTUALSCOPICS REPORTS SECOND QUARTER 2006 RESULTS
First half 2006 revenues increased 35% over first half 2005

ROCHESTER, NY - August 8, 2006 - VirtualScopics, Inc. (Nasdaq: VSCP), a leading developer of image-related biomarkers, today announced sales for the second quarter ended June 30, 2006 rose to nearly $1.3 million, a 27% increase over the prior year’s comparable period and a 23% increase over the first quarter ended March 31, 2006. Revenues for the first half of 2006 increased 35% over the first half of 2005.

Net loss for the second quarter was $1,238,608, which included $564,733 of non-cash compensation expense related to the adoption of a new accounting rule. Excluding non-cash items, the net loss for the three months ended June 30, 2006 was $555,172.

Gross margin for the first half 2006 was 42% compared to 34% in 2005. The gross margin for the second quarter of 2006 was 46%, compared to 42% for the second quarter of 2005 and 37% in the first quarter of 2006. The improvement in the gross margin is largely attributable to process efficiencies and the higher volume of sales.

“Our strong increase in revenues continues to demonstrate our value proposition to the pharmaceutical and biotechnology industries,” stated Robert Klimasewski, president and CEO of VirtualScopics. “We are delighted to see the benefits of our process improvements within our core lab through the 24% improvement in our six month year-over-year gross margin.”

The company will be holding a conference call on Wednesday, August 9, 2006 at 11 a.m. EST to discuss these results. Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until September 9, 2006. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 210541.

This call is being Web cast by Vcall and can be accessed at www.virtualscopics.com. The Web cast will be available for 30 days after the call.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a provider of advanced medical image analysis services.  The company evolved from research first carried out at the University of Rochester Medical Center and School of Engineering.  VirtualScopics has created a suite of image analysis tools used in detecting and analyzing specific structures in volumetric medical images, as well as characterizing minute changes in structures over time, providing vital information to support clinical trials and diagnostic applications.  The firm’s proprietary software algorithms can assemble hundreds of separate medical images taken during an MRI session into a single, three-dimensional model, bringing a new and previously unobtainable source of data to clinical researchers.  For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the acceptance of our services within the pharmaceutical and biotechnology industries and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Current Report on Form 10-KSB for December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the dependence on our strategic alliance with Pfizer until we can diversify our customer base; risks of contract performance; risks of contract termination; and, our ability to successfully enter into a contract with the Department of Defense for the award we obtained and our ability to do so on terms favorable to us.

The Company has discussed adjusted net loss in this press release which is a non-GAAP financial measures of reported net loss. Adjusted net loss excludes certain non-cash items incurred in the second quarter of 2006. Management believes that discussing adjusted net loss provides a better understanding of the Company’s performance and trends than reported net loss because it allows for more meaningful comparisons of current-period results to that of prior periods on a comparable basis. A reconciliation of the non-GAAP financial measures is contained in the financial tables contained in this release under the heading “Reconciliation of Non-GAAP Items.”

-Financial tables to follow-

VirtualScopics, Inc.
Balance Sheet (unaudited)

June 30, 2006
Assets

Current assets
Cash and cash equivalents	$4,656,164
Accounts receivable	659,781
Prepaid expenses and other assets	325,784
Total current assets	5,641,729
Patents, net	1,877,115
Property and equipment, net	577,376
Other assets	473,925
Total assets	$8,570,145

Liabilities and Stockholders' Equity

Current liabilities
Notes payable, current portion	$72,000
Accounts payable and accrued expenses	401,638
Accrued payroll	488,713
Unearned revenue	256,434
Total current liabilities	1,218,785
Notes payable, net of current portion	46,980
Total liabilities	1,265,765

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized; 8,400 shares designated Series A; 7,000 issued and outstanding; liquidation preference $1,000 per share	7
Common Stock, $0.001 par value; 85,000,000 shares authorized; 21,889,075 shares issued and outstanding	21,889
Additional paid-in capital	9,515,225
Accumulated deficit	(2,232,741)
Total stockholders' equity	7,304,380
Total liabilities and stockholders' equity	$8,570,145

VirtualScopics, Inc.
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$1,261,911	$990,920	$2,286,264	$1,689,983
Cost of services	686,548	574,715	1,327,296	1,107,486
Gross profit	575,363	416,205	958,968	582,497
	46%	42%	42%	34%
Operating expenses:
Research and development	304,290	256,164	543,589	486,934
Sales and marketing	202,140	92,953	388,722	270,288
General and administrative	665,445	367,328	1,117,316	694,677
Stock option compensation expense	564,733		989,617
Depreciation and amortization	118,703	99,798	223,200	196,982
Total operating expenses	1,855,311	816,243	3,262,444	1,648,881
Operating loss	(1,279,948)	(400,038)	(2,303,476)	(1,066,384)
Other income (expense)
Interest income	44,542	6,239	81,114	14,013
Other expense	(3,202)	(3,166)	(10,379)	(12,369)
Total other income (expense)	41,340	3,073	70,735	1,644
Net Loss	$(1,238,608)	$(396,965)	$(2,232,741)	$(1,064,740)

Net loss per share
Basic and diluted	$(0.06)	$(0.02)	$(0.10)	$(0.06)
Weighted average shares used in computing net loss per share
Basic and diluted	21,889,075	17,326,571	21,889,075	17,326,571

VirtualScopics, Inc.
Reconciliation of Non-GAAP Items (unaudited)

Adjusted Net Loss Reconciliation:	Three Months Ended June 30, 2006
Net loss	$(1,238,608)
Stock option compensation expense	564,733
Depreciation and amortization	118,703
Adjusted net loss	$(555,712)